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                                   [ICO LOGO]



TO:               ICO,  INC. CUSTOMERS,  EMPLOYEES,  AND INVESTORS

FROM:             TIM GOLLIN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

RE:               CHANGES IN MANAGEMENT AT ICO,  INC.

DATE:             JUNE 8, 2001


As you may be aware, on June 6, 2001, ICO's Board of Directors approved termination agreements with Dr. Al Pacholder, Sylvia A. Pacholder, Robin E. Pacholder, Tom D. Pacholder, and David M. Gerst, all members of ICO's senior management. Contemporaneously, the Board appointed Chris O'Sullivan, as acting chief financial officer, and me, as president and chief executive officer, to lead our company forward. Both Chris and I are additionally managers of Travis Street Partners, LLC ("TSP"). To provide a seamless transition, David Gerst is continuing to work with us with respect to the Company's legal matters.

We join the Board of Directors in recognizing the contributions made to the Company by Dr. and Ms. Pacholder in recent years. In the past, as many of you know, we have publicly aired our differences with the Pacholders in terms of management direction and objectives. We believe shareholders should recognize that the Pacholders kept the best interests of shareholders in mind as they made the difficult decision to consent to this transition.

As your new senior management, we are committed to a program designed to meet or exceed the expectations of our three major constituencies: our customers, our employees, and our investors.

For customers: In accordance with the principles of total quality management, we will commit the company to a program of self-measurement and continuous improvement. You can expect us to develop aggressive programs to improve product and service quality, on-time delivery, and value. We will also focus on a customer-oriented program of new product development.

For employees: We believe that people like to work for a successful company, and, just as important, they like to participate in its success. We're committed to recognizing employee contributions, and we know that satisfying our customers requires effort from every member of our team. We plan to work in coming months to develop an equitable program through which employee compensation

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- for all employees, not just managers - is clearly linked to the profits generated for investors and the value created for customers.

For investors: By aligning the interests of customers, employees (including management), and shareholders, we hope to substantially increase shareholder value at ICO. In the interests of openness, we are outlining below certain of the steps we expect to take all of which, we believe, are in the best interests of shareholders:

         - Approval of employment agreements. Chris O'Sullivan and I expect to enter into employment agreements with ICO which will be publicly disclosed if and when approved by the Board. In the future, if ICO remains a public company, we, like most other employees, expect to earn a substantial portion of our compensation from appreciation of the company's stock price.

         - Redeploying resources. We plan to begin aggressively to reduce corporate SG&A expense while increasing spending on quality and R&D programs. We have taken the first steps towards reduction of corporate SG&A by proposing salaries for ourselves which are about 30% less than those of our predecessors.

         - Identifying and hiring a capable leader for ICO's plastics and petrochemicals business. We have already initiated a search for an individual with applicable industry experience who can integrate, streamline, and standardize the products and processes we offer.

         - Submitting the Travis Street Partners proposal to acquire ICO at $3.10 per share to the independent members of ICO's Board. As you may know, both Chris O'Sullivan and I are managers of Travis Street Partners, which has sought to acquire ICO in the last six months. We believe TSP's offer to buy the company is an equitable one. Of course, as interested parties, we will recuse ourselves from board deliberations on the potential acceptance of the TSP proposal. In addition, a Special Committee of the board consisting of independent directors has been formed to consider the TSP proposal and to make recommendations to the board regarding the TSP proposal.

         - Welcoming competing offers. If another qualified buyer is interested in acquiring ICO at a price which provides superior value to shareholders, we will promptly refer the offer to the board's Special Committee for consideration.

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         -        Maximizing shareholder value. As your senior management, we are committed to maximizing shareholder value. Therefore, we will undertake the following activities in the coming weeks and months:

                  o Valuation of the Company's major businesses through an intensive study of their operations.

                  o Study of the terms of the proposed sale of ICO's oilfield services business to Varco.

                  o Development of an appropriate strategy to maximize shareholder value in consultation with the Company's investment bankers.

In our first board meeting, which we expect to hold within the next week, we plan fully to discuss these issues with our Board of Directors, giving particular weight to the voices of our independent directors. With the support of the Board, we will move ahead with the plans outlined above.

Communicating with employees, customers, and shareholders will be a key part of our work in coming months. We will work hard to ensure that we recognize the value of our customer relationships, our employee contributions, and our investors' capital. Seeking out your ideas and suggestions is a core part of our management strategy.

In closing, we would like to thank you - our customers, employees, and investors
- for your patience and continued commitment to our joint business together.

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Statements regarding actions the Company may take, the Company's outlook, increases in demand for services, as well as any other statements that are not historical facts in this release are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. These include, but are not limited to, uncertainties relating to actions which may be taken by other parties, demand for the Company's services and products, business cycles and other conditions of the oil and gas and petrochemical industries, prices of commodities, acquisition risks, international risks, operational risks and other factors detailed in the Company's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.